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                                                                    Exhibit 10.1


The Directors
MASTERCARD EUROPE sprl,
Chaussee de Tervuren,
198A B-1410 Waterloo
Belgium


30 September 2002


Dear Sirs,

HSBC Bank plc ('the bank') is pleased to offer Mastercard Europe sprl ('the Borrower') banking facilities ('the Facilities') on the terms referred to below but otherwise subject to normal banking terms and conditions.

Facilities

Drawings may be made under the following Facilities on each or any of the accounts as detailed at Appendix 2 ( or as this may amended from time to time ), provided that the aggregate amount of drawings at any time, taking into account monies standing to the credit of any of the said accounts at such time, shall not exceed the relevant Limit.

                                     Limit

Multi-Currency Overdraft            Euro100,000,000 (One Hundred Million Euro)

Availability

The bank may at any time withdraw all or any of the Facilities and/or demand repayment of all sums owing. Subject to this, the Facilities are due for review in September 2003.

Interest Rate

Interest on the Multi-Currency Overdraft Facility and on amounts within the Limit is to be charged at rate of 0.5% p.a. over, in the case of drawings in Euro, the London inter-bank offered rate for deposits in Euro with a term of one day as determined by the Bank for each day on which interest is to be charged hereunder or, in the case of drawings in a currency other than Euro, the relevant Currency Base Rate as provided for in clause 8.1 of the General Terms and Conditions attached to this letter or, in the case of drawings in Sterling, the bank's Base Rate as published from time to time.
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If the Limit is exceeded interest will be charged at a rate of 2% over the rates as specified above.

Interest after demand will be charged at the same rate and calculated on the same basis as before such demand.

On the dates interest (or any other charge) is debited to the Borrower's account, interest will become payable on any borrowings created by such debit.

All costs, fees and expenses, as mentioned in the General Terms and Conditions attached to this letter, shall be payable by the Borrower.

To accept this offer please arrange for the enclosed copy of this letter to be signed and returned.

Yours faithfully,



Len Rowland
Relationship Manager
For and on behalf of HSBC Bank plc.
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      GENERAL TERMS AND CONDITIONS

1     DRAWINGS

      Utilisation of the Facility shall not at any time exceed the relevant
      Limit.

      The bank may at any time refuse payment or acceptance of any cheque, bill or other order for payment which would result in the Limit being exceeded.

      In addition, the bank may at any time refuse to allow any drawing or other disposal against any credit balance on any of the Borrower's accounts if, as a result, the Limit would be exceeded.

2     UNCLEARED CREDITS

      When a credit is uncleared, it may still be included in the balances shown on the Borrower's account. In such cases, the bank may treat the uncleared credit as deducted from the balance shown on the Borrower's account for the purposes of working out interest payable and/or the amount available for withdrawal by the Borrower. It is possible for interest to be charged by the bank on a larger debit balance, or for a lesser amount of money to be available for withdrawal by the Borrower than is shown as the balance on its account.

      The bank may, on occasions, pay any cheque, bill or other order for payment against uncleared credits, without affecting its right not to do so on future occasions.

3     PAYMENT AND APPLICATION OF CREDIT MONIES

      The Borrower by accepting the terms of this letter irrevocably authorises the bank at any time with or without prior notice to the Borrower, to pay and apply any monies from time to time standing to the credit of any of the Borrower's accounts with the bank (whether in euro or any other currency, on current account or on any term or deposit account but not accounts expressly designated as a trust or client money account ) ('the Accounts') in and towards satisfaction of any indebtedness or liability to the bank in respect of the Facilities.

      In connection with the above the Borrower further irrevocably authorises the bank to:

      (i) bring to an end any fixed deposit period applying to any of the Accounts and to adjust any interest payable by the bank;

      (ii) convert one currency to another, and if it does, to do so at its then prevailing spot selling rate of exchange for that currency;

      and in doing so the Borrower agrees that the bank shall have no liability to the Borrower.
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      Nothing in this paragraph shall prevent the exercise by the bank at any time of any other right of set-off or of combination of accounts in and towards satisfaction of any indebtedness to the bank in respect of the Facilities.

4     PAYMENTS

      All payments shall be made at such branch or office as the bank may specify from time to time. Such payments shall be made without any set-off or deduction in the currency of denomination in which the payment is due and in such funds as the bank may reasonably require. Payments shall be made on a Business Day and on the due date for such payment or if that day is not a Business Day on the next Business Day.

5     EURO EQUIVALENTS

      The Euro Equivalent of any amount denominated in another currency shall be calculated by reference to the bank's then prevailing spot selling rate of exchange for the relevant currency of denomination against the euro. The aggregate Euro Equivalents of all drawings outstanding and/or proposed will be calculated at such time as the bank shall determine before the drawdown of each drawing, for the purpose of determining compliance or otherwise with the Limit.

6     LIMIT OBSERVANCE

      The aggregate amount for the time being (or its Euro Equivalent where appropriate) of the bank's actual or potential liability or risk in respect of a Facility shall not at any time exceed the relevant Limit. In the case of a potential liability or risk the relevant amount shall be as estimated by the bank.

      Where one Limit is specified in respect of more than one type of facility such actual or potential liability or risk in respect of such facilities shall not exceed in the aggregate such Limit.

7     CHARGES FOR DRAWINGS IN EXCESS OF AGREED LIMITS

      In addition to charging higher rate(s) of interest, the bank may charge a daily excess fee for each Business Day that drawings are in excess of the agreed Limit. Details of the rate(s) and the daily excess fee to be charged, if any, are available on request. In addition to charging the above, or as an alternative, the bank may charge management fees if time is spent monitoring the Borrower's accounts or the circumstances otherwise require. The bank will advise the amount of these management fees before debiting them to the Borrower's relevant account.

8     TERMS RELATING TO FACILITIES AVAILABLE IN A CURRENCY OTHER THAN STERLING

8.1   Interest

      From one Business Day to the next interest will accrue on a daily basis and on the basis that there are 365 days in each year on the aggregate debit balance on the
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      currency account at the relevant percentage per annum over the bank's relevant Currency Base Rate as varied from time to time. The Currency Base Rate for a currency may vary depending upon whether drawings are made on demand or under prior notice to the bank. Interest calculated on whichever of these bases is appropriate will be payable in respect of each of the 365 days in a calendar year (366 in a leap year). Such interest shall be calculated up to and including the last Business Day of each February, May, August and November or upon earlier termination of any relevant Facility and debited in arrears on such day as the bank shall determine to the relevant currency account together with any applicable commission charge in accordance with the bank's then current tariff.

      Without affecting Paragraph 8.4 below, interest after demand will be charged at the same rate and calculated on the same basis as before such demand.

8.2   Unavailability

      If in the bank's opinion deposits in a currency are unavailable to the bank at any time to finance any drawing on the relevant currency account such drawing may at the bank's discretion be re-denominated in such currency as the bank shall determine by reference to the bank's then prevailing spot selling rate of exchange for the outstanding currency against the currency of re-denomination and any re-denominated drawing shall be similarly subject to re-denomination.

8.3   Credits

      All payments into a currency account shall be made in the relevant currency and by credit to the bank's account with such banking office in the relevant financial centre (the 'Relevant Office') as the bank may require.

      The following shall apply for the purpose of ascertaining the Business Day on which currency accounts will be credited with good value in respect of credits received in the same currency as the account:-

      (a) In respect of a properly completed, authenticated, interbank payment instruction/order ('the advice') received by the bank on a Business Day within timescales determined by the bank and issued by a banking office acceptable to the bank, advising that the bank's account with the Relevant Office has been credited for value on or prior to the date the bank received such advice, value shall be deemed to have been received for payments denominated in:-

      (i)   US $, Canadian $ and euro on the date of receipt of the advice;


      (ii) currencies other than US $, Canadian $ and euro (but including any national currency unit) on the Business Day after receipt of the advice.

      If such advice is received by the bank on a Business Day but after timescales determined by the bank payment shall be deemed to have been made one Business Day later than would otherwise have been the case.
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      (b) In the case of any other method of payment, it shall be deemed to have been made on such Business Day as the bank shall determine in accordance with the bank's normal practice.

8.4   Variation upon re-denomination

      Upon any re-denomination, for any reason, the bank may vary the terms of any relevant Facility relating to notice periods, interest rates, the basis of interest calculations and the value dating of credits received, if the bank shall consider that these terms are not appropriate for the re-denominated currency.

8.5   Termination

      If the bank shall demand repayment the bank may at any time re-denominate in Sterling any amount due at the bank's then prevailing spot selling rate of exchange for the relevant outstanding currency against Sterling. The provisions of Paragraph 8.4 above shall remain in force following such redenomination.

8.6   Euro

      In this letter 'euro' shall mean the 'euro unit' as defined in Regulation
      (EC) No. 1103/97 pronounced by the Council of the European Union and 'national currency unit' shall have the meaning given to such expression by such Regulation, namely a unit of the currency of a participating Member State, as that unit is defined on the day before the start of the third stage of Economic and Monetary Union.

      The bank shall not be under any obligation to accept any instructions, receive or make any payment or carry out any other transaction denominated in the euro or in any national currency unit ('Transactions') on a day on which the bank is not normally open for general business in the relevant jurisdiction where such Transactions are to be received or carried out, whether or not such a day is a Business Day for transactions in the euro or the relevant national currency unit.

9     REPAYMENTS AND DRAWINGS ON THE SAME DAY

      Should a drawing be due for repayment on a day when the Borrower is entitled to make a drawing, the bank may require the amounts of such drawings to be netted and only the difference in amount (if any) to be paid. Should the relevant drawings be denominated in different currencies, any difference so required will be calculated at such time before such netting as the bank shall determine by the application of the bank's then prevailing spot selling rate of exchange for the currency of denomination due to the bank against the currency of denomination to be drawn by the Borrower.

10    COSTS

      On written demand by the bank the Borrower shall pay to the bank all costs, expenses, fees (including but not limited to any legal, security and valuation fees), stamp duty, taxes and other charges, and registration costs incurred or charged by the bank in
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      connection with the negotiation, preparation, investigation, administration, supervision or enforcement of the Facilities, this letter or any security.

11    ENVIRONMENTAL RESPONSIBILITY

      The Borrower, by accepting the Facilities, warrants and represents to the bank that it is in full compliance with all applicable current laws, regulations and practices relating to the protection of the environment from pollution ('the environmental responsibility') and is not aware of any circumstances which may prevent full compliance in the future.

      Regardless of whether such warranties and representations are being observed, the bank may still at any time withdraw all or any of the Facilities and/or demand immediate repayment of all sums owing.

      The Borrower, by accepting the Facilities, indemnifies the bank against all losses, claims, damages, costs, or any other liability which might arise (by reason of the bank providing these and any other facilities and/or having a security interest in the Borrower's assets) in respect of a breach of, or a failure to meet, an environmental responsibility.

12    DEMAND AND NOTICE

      Unless otherwise advised by the bank any demand or notice under this letter by the bank may be made or given by any manager or officer of the bank by letter addressed to the Borrower or any officer of the Borrower sent by first class post to or left at the Borrower's address last known to the bank or at the Borrower's registered office, or by fax or other electronic means to the Borrower's last known fax number or electronic mail address. If sent by post, the demand or notice shall be deemed to have been made or given at noon the day following the day the letter was posted. If sent by fax or other electronic means, the demand or notice shall be deemed to have been made or given at the time of transmission. The demand or notice shall be effective even if it is undelivered or returned undelivered.

13    INFORMATION

      The Borrower will provide, promptly, any financial or other information that the bank may, from time to time, reasonably request.

14    FORCE MAJEURE

      The bank shall not be liable to the Borrower for any loss, damage or delay attributable in whole or part to action by any government or government agency or other force majeure and in particular but not limited to strikes, industrial action, whether involving the bank's staff or not, equipment failure or interruption of power supplies. The bank will always endeavour to give notice generally to customers of any anticipated delays by notices in branches.
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15    CERTIFICATES

      The bank's certificate of any sum due from the Borrower under the terms of this letter shall (apart from obvious mistake) be conclusive.

16    BUSINESS DAY

      Business Day shall mean a day and time on which the relevant banking offices, exchanges and markets are open for business, both in London and in any relevant financial centre for the currency and transaction involved.

17    GOVERNING LAW AND JURISDICTION

      The Facilities and all matters (including the terms and conditions) relating to or arising out of or in connection with them shall be subject to and construed in accordance with the laws of England and Wales. The Borrower and the bank irrevocably submit to the non-exclusive jurisdiction of the courts of England and Wales.
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Appendix I

MULTI-CURRENCY OVERDRAFT FACILITY

1     DRAWINGS

      This Facility may be utilised by drawing in such currency other than Sterling as the bank may agree upon the relevant currency account:-

      (a) in the case of a drawing denominated in US $, Canadian $ or euro where applicable) upon receipt of the Borrower's irrevocable instruction on a Business Day within timescales determined by the bank;

      (b) in the case of a drawing denominated in any other currency (including any national currency unit) following such period of irrevocable written notice as the bank shall determine by reference to the then current practice in the London Eurocurrency Interbank Market ('the Euro-Market').

2     FURTHER TERMS AND CONDITIONS

      This Facility will be subject to the further provisions set out in the General Terms and Conditions attached to this letter.
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Appendix 2


Account number                                              Currency
37549967                                                    CHF
37549975                                                    CYP
37549991                                                    DKK
37550602                                                    GBP
37550653                                                    MTL
37550688                                                    NOK
37550704                                                    SEK
37550712                                                    USD
37559693                                                    USD
37560119                                                    EUR
37561319                                                    EUR
37561630                                                    JPY
37562798                                                    GBP

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ACCEPTANCE BY THE BORROWER

We Mastercard Europe sprl accept the offer and all the terms and conditions contained in the attached letter dated 30 September 2002.

We irrevocably authorise the bank to pay and apply our credit monies as mentioned in the letter.

We authorise the bank to debit the fees referred to in the letter to our current account.

Date ........................



By:

Mastercard International Incorporated,
As Manager of Mastercard Europe sprl

Represented by:



Denise K. Fletcher
Executive Vice President and Chief Financial Officer
Mastercard International Incorporated